SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 21, 2010

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the asset acquisition transaction described in Item 8.01 below, 100,000 shares of Series B Convertible Preferred Stock of Vertical Healthcare Solutions, Inc. (“VHS”) have been issued.  The issuance of such securities was made pursuant to a privately negotiated transaction that did not involve a public offering of securities and, accordingly, Vertical Computer Systems, Inc. (the “Company”) believes that this transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

Item 8.01.	Other Events.

Purchase of Assets of Pelican Applications, LLC

On May 21, 2010, a newly formed subsidiary of the Company purchased the business and substantially all the assets of Pelican Applications, LLC, a California limited liability company (“Pelican”).   The business and assets acquired included SnAPPnet, a software application product currently used for physician credentialing, as well as Pelican’s entire customer base.  The purchase price consisted of a combination of cash, assumption of certain contractual liabilities, royalty payments on future gross revenues of the newly formed subsidiary, plus 100,000 shares of Series B Convertible Preferred Stock of VHS.  The bulk of the royalty stream, which is premised upon future gross revenues of the newly formed subsidiary, will be paid to the members of Pelican pro rata to their respective ownership of the membership interests in Pelican, and will expire on the first to occur of 10 years following closing or the payment of $2.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc.
(Registrant)

Date: May 25, 2010	By:	/s/ Richard Wade
Richard Wade, President & Chief Executive Officer